Exhibit 4.41

AVIC Trust Co., Ltd.	Trust Loan Contract

The Borrower: China Northeast Logistics City Dezhou Co., Ltd.

The Lender: AVIC Trust Co., Ltd.

Whereas:

1.	Due to funding needs for the operation of Northeast Logistics City –Dezhou, the Borrower applies to the Lender for a Trust Loan.

2.	The Lender agrees, pursuant to terms of this Contract, to grant to the Borrower a trust loan from its trust fund with contract number of [not disclosed in this translation] and contract name of [not disclosed in this translation].

This Contract is entered into upon mutual agreement between the Borrower and the Lender through negotiation and in accordance with relevant laws and regulations and shall be fulfilled by both partis.

1.	Loan Amount

The Borrower borrows from the Lender an amount of reminbi (In words) Two Hundred and Fifty million (RMB250,000,000). The final amount of the Loan shall be based on the amount actually granted.

2.	Use of Loan Proceeds

2.1	The Loan shall be used solely for the operations of Northeast Logistics City – Dezhou.

2.2	Without the written consent of the Lender, the Borrower shall not use the Loan for purpose other than those stated in this Contract.

3.	Tenure of the Loan

3.1	The term of the Loan agreed under this Contract is 12 months from the day of drawdown based on the actual bank transfer voucher to the corresponding day on the 12th month.

3.2	The bank transfer voucher is an integral part of this Contract and shall bear the same legal effect as this Contract.

4.	Interest Rate, Penalty Interest Rate and Interest Calculation and Settlement

4.1	Loan interest

The interest rate of the Loan under this Contract shall be annual and shall be based on method 1 below:

(1)	Fixed rate, annual interest rate of 11% which remain unchanged throughout the tenure of the Loan.

(2)	Fixed rate, annual interest rate being benchmark interest rate of [blank]% (plus/less) and margin of [blank]% which remain unchanged throughout the tenure of the Loan.

(3)	Floating rate, annual interest rate being benchmark interest rate of [blank]% (plus/less) and margin of [blank]% and shall be reset based the prevailing benchmark interest rate and above margin every [blank] months, until the Loan and related interest is fully repaid. Where there is no corresponding day during the month of reset, the last day of that month shall be used.

4.2	Penalty interest rate

(1)	In case where the Borrower does not use the Loan for purpose as agreed under this Contract, Any misused portion of the Loan shall be subject to a penalty interest rate of 100% of the original interest rate for the Loan, calculated from the day of the portion of the Loan being misused. In case where interest rate is adjusted in accordance with paragraph 4.1(3), the penalty interest rate shall be adjusted accordingly.

(2)	In case where the Borrower delay in payment the Loan and interest under this Contract, any overdue payment shall be subject to a penalty interest rate of 100% of the original interest rate for the Loan, calculated from the day when the payment become overdue. In case where interest rate is adjusted in accordance with paragraph 4.1(3), the penalty interest rate shall be adjusted accordingly.

(3)	In case where the Borrower misuses the Loan and overdue in payments of the Loan at the same time, the penalty interest shall be charged compound and in duplication.

4.3	Interest for the Loan shall be calculated from the day when the Loan is transferred to the bank account of the Borrower. Interest for the Loan under this Contract shall be calculated on a daily basis where daily interest =monthly interest rate/30=annual interest rate/360

AVIC Trust Co., Ltd.	Trust Loan Contract

4.4	Interest calculation and settlement

(1)	In case of fixed interest rate loan, the interest shall be calculated based on interest as agreed. In case of floating interest loan, the interest shall be calculated based on the floating interest rate reset for that period; in case where multiple interest rate resets for during a single interest calculation and settlement period, interest during each of the interest rate reset periods shall be calculated and their summation shall be the total interest for that interest calculation and settlement period.

(2)	The method for interest calculation and settlement shall be (2) below:

1)	Monthly on the 20th day of each month;

2)	Quarter on the 20th day of last month of each quarter;

3)	Other method: on a day as agreed. Interest shall be calculated based on interest rate agreed. Interest calculation and settlement days are fixed on 20 June and 20 December, and in case where the Loan repayment day is not interest calculation and settlement day, the Borrower shall settle all interest payable at the time of repayment of the Loan.

(3)	In case where the interest calculation and settlement day is public holiday, the interest shall be calculated up to the day of that public holiday and interest shall be settled a day after the interest calculation day.

5.	Drawdown of the Loan

5.1	Precedents before drawdown of the Loan:

(1)	Unless as cancel by the Lender part or whole of the Loan, the Lender only has the obligation to grant any of the Loan to the Borrower if and only if the Borrower have fulfilled the following precedents prior to the drawdown of the Loan:

1)	The Borrower has completed all relevant approval, registration, submission, insurance and other lawful procedures relating to the Loan under this Contract;

2)	The Borrower has provided a resolution for the approval of the Loan from its board of directors or any other internal department which has the authority to approve the Loan;

3)	In case where the Loan is secured in nature, a guarantee contract as required by the Lender is in effective and remain valid, and terms agreed under the guarantee contract has been fulfilled, and the internal department of the guarantor has completed truthful, legal and valid resolution regarding the agreement to provide guarantee under this Contract, or other documentation as requested by the Lender;

4)	The Borrower has opened drawdown and repayment bank account as requested by the Lender;

5)	There is no event of default as agreed under this Contract by the Borrower or circumstances that may be harmful to the rights of the Lender.

6)	There is neither prohibition nor restriction by laws and regulations and rules and relevant authorities regarding the granting of the Loan under this Contract by the Lender.

7)	The trust has been established and effective;

8)	Any other precedents agreed between both parties.

(2)	The Lender shall grant the Loan to Borrower upon the fulfilment of all precedents stated above.

5.2	Limited by paragraph 5.1 above, the Lender shall transfer the granting of the Loan to the following bank account of the Borrower:

Account name: China Northeast Logistics City Dezhou Co., Ltd.

Account No.: [Not disclosed in this translation]

Account opening bank: [Not disclosed in this translation]

5.3	The Borrower shall issue to the Lender a Loan Confirmation within 3 business days from the day when the Loan is granted.

5.4	Prior to the drawdown of the Loan, in case where there is publication for the amendment of the laws, change in the national macroeconomic policy, launch of new supervisory procedures by the risk management department of the Lender or the Lender unable to raise the funds required for the granting of the Loan, the Lender has the right to stop granting any of the Loan or to dismiss this Contract and shall not be liable for any responsibility, hereby the Borrower confirms.

AVIC Trust Co., Ltd.	Trust Loan Contract

6.	Repayment

6.1	Repayment principle

The Loan under this Contract shall be repaid based on the following principle: the Lender has the right to use any amount made by the Borrower to settle any fees and expenses agreed to be borne by the Borrower (including payment made on behalf of the Borrower by the Lender) and expenses incurred by the Lender in the process of securing its rights under this Contract prior to the settlement of any of the Loan and interest. Any balance remained shall be used to settle in the order of the Loan and then interest. In case where the principal of the Loan being overdue for more than 90 days, interest being overdue for more than 90 days or other loans as required by laws, regulations and rules, the Borrower shall settle in the order of loan principal and interest after settlement of above fees and expenses.

6.2	Payment of interest

The Borrower shall pay to the Lender any interest fall due on the interest settlement day. The first interest payment day shall be first interest calculation day after drawdown of the Loan. Each repayment of the Loan shall accompany by payment of any interest payable.

6.3	Repayment schedule

(1)	The repayment schedule shall be based on method (2) below:

[Blank]

(2)	The Principal of the Loan of RMB250,000,000 shall be repaid in full on maturity day.

In case where the repayment day is public holiday, the interest calculation day and loan repayment day shall be postponed to the next business following that public holiday.

6.4	Repayment method

The Borrower shall deposit in full the sum required to the repaid under this Contract to the following bank account of the Lender on the repayment day as agreed under this Contract:

Account name: AVIC Trust Co., Ltd.

Account opening bank: [Not disclosed in this translation]

Account No.: [Not disclosed in this translation]

6.5	Early repayment

(1)	In case where the Borrower early repay interest, the Borrower shall notify the Lender or loan servicing agents (if any) in advance;

(2)	In case where the Borrower early repay the principal of the Loan, prior written consent must be obtained from the Lender and shall be in the form of supplemental contract.

7.	Rights and Obligations of the Borrower

7.1	Rights of the Borrower

(1)	The Borrower has the right to request the Lender for the granting of the Loan;

(2)	The Borrower has the right to use the Loan for purpose as agreed under this Contract;

(3)	The Borrower has the right to request the Lender to keep confidential all the financial information or operating information, which it considered as commercial secret, provided to the Lender, unless as otherwise required by laws, regulations and rules.

7.2	Obligations of the Borrower

(1)	The Borrower declares and undertake the following:

1)	The Borrower has been registered under the relevant laws and exist legally.

2)	The Borrower has obtained all necessary authorization regarding the execution of this Contract.

3)	All documents, information, reports and vouchers provided by the Borrower to the Lender are accurate, true, complete and valid.

AVIC Trust Co., Ltd.	Trust Loan Contract

(2)	The Borrower agrees to accept and undertake to assist the daily management of the Loan by the Lender. The Borrower shall provide information relating to financial and operating status at the request of Lender and its loan servicing agents (if any), which include but not limited balance sheet, income statement and cash flow statements from previous quarter provided to the Lender and its loan servicing agents (if any), and shall be responsible for the truthfulness, completeness and validity of these information;

(3)	The Borrower shall use the Loan for purpose as agreed under this Contract which shall not be misused. The Borrower shall not use the funds obtained from the Loan for investment in stock and futures market, directly or indirectly;

(4)	The Borrower shall accept and actively assist the Lender in the inspection and supervision of the Borrower’s operating and financial activities, and the status of the use of the Loan;

(5)	The Borrower shall repay the Loan in accordance with date agreed under this Contract;

(6)	The Borrower and its investors shall not withdraw their funds and transfer its assets to avoid its liability toward the Lender;

(7)	Prior to the full repayment of the Loan and its interest, without the prior written consent by the Lender, the Borrower shall not provide guarantee using the assets generated from the Loan to any other third parties;

(8)	During the tenure of this Contract, in case where the Borrower intends to provide guarantee to other third parties’ debts where such guarantee may affect the Borrower’s repayment ability under this Contract, the Borrower shall notify the Lender in writing and permission in advance;

(9)	In case where the guarantor under this Contract is being suspended from operation, out of business, revocation of registration, revocation of business licence, bankrupt, revoked or suffer from operating losses, and has loss part or all of its capacity as guarantor, or where the collateral provided for the Loan under this Contract has decreased in value, damaged or missing, the Borrower shall notify the Lender or its loan servicing agents (if any) on a timely manner and to provide other form of guarantee as approved by the Lender;

(10)	During the tenure of this Contract, the Borrower shall notify the Lender or its loan servicing agents (if any) in case where this is a change in the Borrower’s name, legal representative, address, area of business, registered capital, etc.;

(11)	During the tenure of this Contract, in case of an event sub-contracting, leasing, joint-stock reform, joint venture, consolidation, takeover, spin-off, joint investment, applying for suspension of business for reorganization, applying for dissolution, applying for bankruptcy, etc., by the Borrower which may or will affect the realization of the Lender’s claims to the Loan, the Borrower shall notify the Lender or its loan servicing agents (if any) in writing no less than 30 days prior to such event to obtain consent from the Lender and to fulfil its responsibility for the repayment and guarantee of the Loan under this Contract as the request of the Lender.

(12)	During the tenure of this Contract, in case an event of suspension of business, out of business, revocation of registration, revocation of business licence, legal representative or principal person in charge engaging in illegal activities or involving in major litigation, experiencing operating difficulty, deterioration of financial status, etc., which has a major negative impact to the ability of the Borrower in the fulfilment of its obligations under this Contract, the Borrower shall notify the Lender or its loan servicing agents (if any) in writing immediately and to fulfil its responsibility for the repayment and guarantee of the Loan under this Contract at the request of the Lender.

(13)	The Borrower shall bear all the fees relating to legal services, insurance, valuation, registration, safekeeping, appraisal and notarization, etc. arising from this Contract and its related guarantees.

8.	Rights and Obligations of the Lender

8.1	Rights of the Lender

(1)	The Lender has the right to receive from the Borrower any sums arising from this Contract that is payable by the Borrower, including but not limited to principal of the Loan, interest, various fees and expenses.

(2)	The Lender has the right to obtain the security for the Loan under this Contract from the guarantor in the form of guarantee or/and other form of security through execution of guarantee contract or other guarantee documents separately, and shall become appendix to this Contract.

(3)	The Lender has the right to discharge its rights on the daily management of the Loan on its own or through appointment of a third party, including but not limited to understanding the operating and financial activities of the Borrower, and has the right to request plan and statistics, financial reports, etc. from the Borrower.

(4)	Other rights as stipulated under this Contract.

AVIC Trust Co., Ltd.	Trust Loan Contract

8.2	Obligations of the Lender

(1)	To grant the Loan to the Borrower in full at time as agreed under this Contract, unless delay is caused by the Borrower;

(2)	To keep confidential financial information and commercial secrets relating to the operation provide by the Borrower, unless as otherwise required by laws, regulations and rules.

9.	Responsibility of Default

9.1	Event of default

(1)	Default by the Borrower

1)	Failure to provide true, complete and valid financial, operating status and other information at the request of the Lender;

2)	Does not use the Loan for purpose as agreed under this Contract;

3)	Does not repay the Loan and interest on timely manner;

4)	Refuse or obstruct supervision and inspection by the Lender on the usage of the Loan;

5)	Transfer assets or/and withdraw of funds to avoid its liability;

6)	Deterioration of operating and financial status, failure to fulfil its debts when they fall due, or involvement or about to involve in major litigation or arbitration and other legal disputes, which have affected or caused damage to the rights of the Lender under this Contract;

7)	Other liabilities borne by the Borrower may or may have affected the fulfilment of its responsibilities toward the Lender under this Contract;

8)	During the tenure of this Contract, carry out activities such as sub-contracting, leasing, consolidation, takeover, joint investment, spin-off, joint venture, joint stock reform, etc which changes the operating method or mechanism, and have affected or caused damage to the rights of the Lender under this Contract;

9)	Other circumstances to which the Lender considered will affect the realization of its claim to the Loan;

10)	Violation of other agreements under this Contract.

(2)	The Occurrence of the following circumstances by the guarantor and failure to provide alternative guarantee by the Borrower, shall be deemed as default by the Borrower:

1)	An event of sub-contracting, leasing, consolidation and takeover, joint investment, spin-off, joint venture, joint stock reform, bankruptcy etc by the guarantor which will affect the ability as a guarantor under this Contract;

2)	The Guarantor has provided guarantee to third party which has exceeded guarantee limit of the guarantor;

3)	Loss of ability to provide guarantee by the guarantor;

4)	Violation of agreements under the guarantee contract.

(3)	The Occurrence of the following circumstances by the mortgagor and failure to provide alternative guarantee by the Borrower, shall be deemed as default by the Borrower:

1)	The mortgagor fails to purchase insurance for the pledged assets as requested by the Lender, or subsequent to an event of insured incident, fails to handle the insurance compensation in the manner as agreed under the pledge contract;

2)	Damage, disappearance and decrease in value of a pledged assets caused by actions of a third party, the mortgagor fails to handle the insurance compensation in the manner as agreed under the pledge contract;

3)	Without the prior written consent from the Lender, the mortgagor gifted, transferred, leased, duplicated mortgage, moved or other methods to dispose of the pledged assets;

AVIC Trust Co., Ltd.	Trust Loan Contract

4)	The mortgagor has obtained consent from the Lender to disposed of the pledged assets, but fails to dispose of the pledged assets in a manner as agreed under the pledge contract;

5)	Damage, disappearance and decrease in value of a pledged assets which will affect the fulfilment of the debts under this Contract, and the mortgagor fails to restore the value of the pledged assets or provide other guarantee that is approved by the Lender;

6)	Violation of agreements under the pledge contract

(4)	Guarantee contract or other form of guarantee yet to be valid, being nullified, being revoked, or loss of part of all guarantee ability by the guarantor or refusal to fulfil its duties as guarantor, where the Borrower fails to provide new guarantee at the request of the Lender, the Borrower is deemed to be in default.

9.2	Remedy for default

In case where the occurrence of event of default stated in paragraphs 9.1(1) to 9.1(4), the Lender has the right to exercise one or more of the following:

(1)	stop granting of the Loan, declared the Loan immediately due, and to request the immediate repayment of the Loan, interest and fees by the Borrower;

(2)	To request for the payment of liquidated damages equal to 100% of the principal from the Borrower;

(3)	In case where the Borrower does not use the Loan for purpose as agreed under this Contract, to receive compound and penalty interest calculated in accordance with terms of this Contract from the day of misuse until the day when all of the Loan and interest are repaid by the Borrower;

(4)	Prior to the maturity of the Loan, to receive compound interest for any overdue interest calculated based on interest rate as agreed in paragraph 4 of this Contract;

(5)	Subsequent when the Loan become overdue, to receive compound penalty interest from the Borrower on the Loan and interest (including part or all of the Loan and interest declared immediately due) calculated from the day when the Loan and interest become overdue to the day when the Loan and interest are fully repaid and based on the penalty interest rate as agreed in this Contract. Loan overdue refers to failure to repay any of the Loan upon maturity or schedules agreed in this Contract in the case of repayment by instalments;

(6)	To request new guarantee that is approved by the Lender by the Borrower;

(7)	To exercise its right on guarantee;

(8)	Termination of this Contract.

10.	Notarization (Not applicable)

11.	Validity of the Contract

11.1	This Contract shall become effective upon the signature by the legal representative or authorized agent of the Borrower together with the company seal and the signature by the legal representative or authorized agent of the Borrower together with the company seal.

11.2	This Contract shall remain effective from the day of execution until when the Loan and interest are fully repaid.

12.	Supplement, Modification and Transfer of the Contract

12.1	Upon the effectiveness of this Contract, both parties may, based on mutual agreement, supplement the content of this Contract. In case where the terms of this Contract are in contradiction with the laws, and to ensure the safety and effectiveness of the Lender’s rights to this Contract, supplemental contract shall be entered into in a timely manner.

12.2	Upon the effectiveness of this Contract, any changes of terms shall require unanimous agreement between both parties through negotiation, which shall be in written form and completed all relevant approval, registration and filing procedures in accordance with requirements of the laws.

12.3	Without the written consent of the Lender, the Borrower shall not transfer any of its rights and obligations under this Contract.

12.4	Once this Contract is established, any supplement and amendments to this Contract shall be in form of written supplemental contract.

AVIC Trust Co., Ltd.	Trust Loan Contract

12.5	In case where there is a change in the laws and regulations to the extent that certain terms of this Contract become illegal or void, the legality and validity of remaining terms of this Contract shall remain unaffected; To ensure the safety of the Lender’s rights to this Contract, the Lender and the Borrower shall enter into a supplemental agreement to reflect such change.

12.6	During the tenure of this Contract, the Lender may transfer its rights and obligations (including the principal of the Loan and any unpaid interest) to any other third parties upon notification served to the Borrower 15 business days prior to such transfer.

To facilitate a transfer made pursuant to this term, the transferor and transferee shall enter into separate transfer documents. If necessary, the transferee may enter into another loan contract with the Borrower and to modify the terms that may be required for a proper execution of the guarantee for the Loan, and to complete all necessary approval, registration and filings in relation to such change.

13.	Other Matters

13.1	There are 4 copies of this Contract. 1 copy for each of the Borrower and Lender. The remaining 2 copies shall be used for relevant applications and procedures. All copies shall bear the same legal status.

13.2	The execution, validity, interpretation, fulfilment and disputes of this Contract shall be under the jurisdiction of the laws of the People’s Republic of China. In case where disputes shall be resolved through friendly negotiation between both parties. Where agreement cannot be reached through negotiation, any party to this Contract may apply to the local court where the Lender is located for legal proceeding. Costs including but not limited to litigation costs, execution costs, counsel costs, etc. relating to the legal proceedings shall be borne by the Borrower, unless as otherwise ordered by the court. Both parties shall continue to fulfil their responsibilities on remaining undisputed terms of this Contract which shall remain in effect.

13.3	The Lender is fulfilling this Contract as a trustee, not the legal owner of the funds provided for the Loan.

14.	Declaration Clauses

14.1	The Borrower clearly aware of the Lender’s area of business and extent of authority.

14.2	The Borrower has read all the terms of this Contract. At the request of the Borrower, the Lender has explained all relevant terms to the Borrower. The Borrower is full understand and well aware of the meaning and legal consequences of the terms of this Contract.

14.3	The execution and fulfilment of the responsibilities under this Contract by the Borrower is in compliance with the laws, administrative regulations, rules and articles of association or internal organizational documentation of the Borrower, and have obtained the approval by the Borrower internally or/and relevant authorities of the country.

During the execution of this Contract, all parties to this Contract have read, understood and in agreement with the terms of this Contract, and all parties fully understood the meaning accurately on the terms of this Contract with regard to their legal relationship, relevant rights and obligations and responsibilities.

The Borrower: Stamped with a Seal of China Northeast Logistics City Dezhou Co., Ltd.

Authorized Signature: Chop of “Sio Kam Seng”

The Lender: Stamped with a Seal of AVIC Trust Co., Ltd

Authorized Signature: Chop of [Not disclosed in this translation]

Date: 21 June 2013